Exhibit 10.1

Human Resources Division 220 South King Street, Suite 870 Honolulu, HI 96813 Telephone (808) 544-3700

September 25, 2018

Paul Yonamine

(delivered via Docusign)

Dear Paul:

I am pleased to extend to you an offer of employment-at-will, with the following initial terms:

Position:	Chairman & CEO of CPF; Executive Chairman of CPB

Position Reports to:	CPF/CPB Board of Directors

Annual Salary:	$562,500, less applicable withholdings

Start Date:	October 1, 2018

Annual Incentive Opportunity:

You will be eligible to participate in the Annual Incentive Plan (ICP) with a target opportunity of 75% of annual base salary and payout based on achievement of corporate goals and individual performance.

Annual Long Term Equity Grant:

You will be eligible to participate in the Annual Long Term Incentive Plan (LTI) with a target opportunity of 80% of annual base salary with vesting based achievement of a mix of pre-determined corporate goals and time.

One-time Equity Grant:

You will receive a one-time grant of CPF Stock in the form of Restricted Stock Units (RSUs) valued at $1,000,000. This grant will be made on February 15, 2019. The RSU’s will vest over three years with 1/3rd vesting with time and 2/3rd vesting with a mix of predetermined corporate goals.

Granting of these shares is subject to approval of the Board Compensation Committee.

Benefits:

You may participate in our standard employee benefit package, including medical, dental, life insurance, long term disability, flex spending accounts, and paid holidays, upon completion of any eligibility requirements.  In addition to the standard package, you are initially eligible for:

•                  Vacation:  Accrued and earned based on 15 days per year; actual amount will be pro-rata based on your actual hire date.

•                  Paid company parking.

•                  Company cell phone for business use

401k Plan:

Currently, Vanguard is the Company’s 401(k) portfolio manager, and you will be eligible to participate in our Plan after six months of employment.  You may then contribute up to 100% of your available gross pay, up to the IRS maximum for the year.  The Company will match dollar-for-dollar of your per pay period deferral up to 4% of pay for that period.

This offer is contingent upon the premise that pre- and post-employment requirements are satisfactory.  This offer of employment is also conditioned upon your being able to fully perform all duties and responsibilities required of the position being offered with or without accommodation of any disability.  It also assumes there are no restrictions or limitations contained in any current or former employment agreements or in any anti-competition or anti-solicitation clauses therein.  Please note that no provisions in this offer letter should be interpreted to guarantee employment for any specific period of time or contradict the employment-at-will status of your employment.  By signing this conditional offer of employment-at-will, you are stating that you understand and agree that you or the Company may terminate your employment with or without cause and with or without notice at any time.

If you have any questions, please do not hesitate to call me at 808-544-3777.

We look forward to having you join us at Central Pacific Bank.

Sincerely,

/s/ Patty Foley

Patty Foley

EVP, Human Resources

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I accept the job offer, as conditioned above, extended to me by Central Pacific Bank.  I understand that this letter is not considered to be an employment contract and is an offer for at-will employment.

/s/ Paul Yonamine	9/25/2018
Paul Yonamine	Date